UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 8, 2006

MUTUALFIRST FINANCIAL, INC. (Exact name of registrant as specified in its chapter)

Maryland (State or other jurisdiction of incorporation	000-27905 (Commission File Number)	35-2085640 (IRS Employer Identification No.)

110 E. Charles Street, Muncie, Indiana (Address of principal executive offices)	47305-2419 (Zip Code)

Registrant's telephone number, including area code (765) 747-2800

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry Into a Material Definitive Agreement

            On February 8, 2006, the Board of Directors of MutualFirst Financial, Inc. (the "Company"), the holding company for Mutual Federal Savings Bank (the "Bank"), approved a cash incentive bonus plan for 2006 (the "2006 Bonus Plan") for all officers and employees of the Company and the Bank. The 2006 Bonus Plan includes provisions for payments on a quarterly basis throughout 2006 in addition to an annual bonus payment to officers in early 2007. These payments will be made if and to the extent the Company's performance in 2006 meets or exceeds minimum levels on certain key performance indicators, including loan and deposit growth, net interest margin improvement, growth in fee income, number of customers and accounts, the ratios of non-performing assets to total assets and net charge-offs to total assets, and management of general and administrative expenses.

            The key performance indicators used to determine whether any bonuses will be paid under the 2006 Bonus Plan will be the same for all employees. The amounts of the bonuses under the 2006 Bonus Plan, if earned, will be determined by multiplying the employee's salary by the employee's payout percentage. While the payout percentages will vary from employee to employee, they will increase proportionately for all employees if and to the extent the Company attains a performance level above the minimum threshold. For the executive group who will be named in the compensation table that will appear in the Company's upcoming 2006 annual meeting proxy statement, at the Company's expected performance level under the 2006 Bonus Plan, their payout percentages will be as follows: David W. Heeter, President and Chief Executive Officer of the Company, 11.4%; Patrick C. Botts, Executive Vice President of the Company and President and Chief Operating Officer of the Bank, 10.45%; Timothy J. McArdle, Chief Financial Officer of the Company and the Bank, 9.5%; Steven R. Campbell, Senior Vice President of the Bank, 9.5%; and Stephen C. Selby, Senior Vice President of the Bank, 9.5%. Depending on whether the Company's actual performance is above or below the expected performance level, these percentages may increase or decrease from the stated amounts.

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SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MUTUALFIRST FINANCIAL, INC.

Date:	February 10, 2006	By:	/s/ David W. Heeter David W. Heeter President and Chief Executive Officer

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